Exhibit (a)(1)(H)

SAVVIS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS (the “EXCHANGE OFFER”)

Hard Copy – WITHDRAWAL FORM

Please read this Withdrawal Form carefully. If you previously elected to exchange your Eligible Options for exchange in the Exchange Offer (either through the Exchange Offer web site or via a paper election form) and you would like to withdraw your election to exchange one or more of your Eligible Option grants, Fidelity Stock Plan Services, our agent for this Exchange Offer, must receive your Withdrawal Form before 6:00 a.m. Central Time on June 26, 2009 (the “Expiration Date”) (or if the Exchange Offer is extended, this Withdrawal Form must be received before the extended Expiration Date of the Exchange Offer). Any Withdrawal Form received after that time will not be accepted.

If you intend to submit this paper Withdrawal Form to withdraw your previously tendered Eligible Options under the Exchange Offer, you must properly complete, sign and date a copy of this Withdrawal Form and fax it to SAVVIS, Inc. c/o Fidelity Stock Plan Services at 1-800-984-8467, Attention: Customer Service so that Fidelity Stock Plan Services receives it before 6:00 a.m. Central Time on June 26, 2009.

Responses submitted by any other means, including hand delivery, interoffice or U.S. mail and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Fidelity Plan Services by the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis) will be accepted.

If you wish to submit your withdrawal of your previously tendered Eligible Options via the Exchange Offer website, you may do so by going to the following link and following the instructions for electronic elections or withdrawals:

https://www.archimedes.com/savvisoptionexchange

Your withdrawal of previously tendered Eligible Options will be effective as of the date Fidelity Stock Plan Services receives your withdrawal form. Savvis intends to confirm receipt of a paper withdrawal within five business days after receipt by Fidelity Stock Plan Services. If you do not receive confirmation of receipt of your Withdrawal Form from Savvis within five business days after the date your submission of your Withdrawal Form or if you submit your Withdrawal Form less than five business days before the Expiration Date, please call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

Once you have withdrawn Eligible Options, you may again elect to tender such Eligible Options by making a new election to tender the Eligible Options either through the Exchange Offer website or by submitting an Election Form to SAVVIS, Inc. c/o Fidelity Stock Plan Services prior to the Expiration Date.

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This material has been prepared and distributed by Savvis, and Savvis is solely responsible for its accuracy. Savvis is not affiliated with Administrator (or any Fidelity Stock Plan Services entity).

Stock Plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC.

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SAVVIS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

WITHDRAWAL FORM

I previously elected to tender Eligible Options for exchange in the Exchange Offer and now wish to withdraw one or more of my tendered Eligible Option grants. I understand that by signing this Withdrawal Form and delivering it pursuant to the instructions described in Section 4 of the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to the Eligible Options specified in the table below.

By withdrawing my prior election to tender Eligible Options for exchange, I understand that I will not receive any New Options for, and will continue to hold, the Eligible Options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such Eligible Options.

Grant Date	Number of Eligible Options	Exercise Price

I hereby represent and warrant that I have full power and authority to elect to withdraw previously tendered Eligible Options set forth in the table above.

I hereby elect to withdraw the Eligible Option set forth in the table above that I previously elected to tender for exchange in the Exchange Offer.

Employee Signature	Date and Time

Employee Name Printed	Savvis Office in which Employed

Employee ID	Daytime Telephone Number

Email Address

If you have questions about this Withdraw Form, please call Fidelity Stock Plan Services.

•  U.S. employees may call 1-800-544-9354 between the hours of 5:00 p.m. on Sunday and 12:00 midnight on Friday, Eastern Time.

•  U.K. employees may call 1-800-544-0275 Monday through Friday, 8 a.m. through 8 p.m., local time.

This material has been prepared and distributed by Savvis, and Savvis is solely responsible for its accuracy. Savvis is not affiliated with Administrator (or any Fidelity Stock Plan Services entity).

Stock Plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC.

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